Exhibit 10.3

                    FIRST AMENDMENT OF TRANSACTION AGREEMENT


         This First Amendment of Transaction Agreement (this "Agreement") is entered into as of September 30, 2004, by and among Boston Scientific Corporation, a Delaware corporation ("Parent"), Nemo I Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), Rubicon Medical Corporation, a Delaware corporation (the "Company"), and Richard
J. Linder ("Linder") (in his capacity as Stockholders' Representative). Parent, Purchaser, the Company and Linder are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

         A. The Parties have entered into a Transaction Agreement dated as of October 29, 2003 (the "Transaction Agreement") providing, among other things, for the purchase by Parent of 1,090,147 shares of the Preferred Stock of the Company and for Purchaser to acquire all the outstanding capital stock of the Company in accordance with the Transaction Agreement in the event Parent or Purchaser exercises its option rights under certain option agreements entered into with the Controlling Stockholders of the Company. Capitalized terms used in this Agreement shall, unless otherwise defined or unless the context otherwise requires, have the same meaning as capitalized terms in the Transaction Agreement.

         B. Article V of the Transaction Agreement provides for Earn-out Payments to the Earn-out Recipients upon the achievement of Milestone 2 and Milestone 3, subject, among other things, to the exercise by Parent or Purchaser of their option rights.

         C. The Parties by this Agreement wish to amend the Transaction Agreement to extend the time for performance under Milestone 3 by 18 months.

         NOW, THEREFORE, for and in consideration of the mutual undertakings and promises set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

         Definition of Milestone 3. The definition of "Milestone 3" in Section
1.01 of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

         "Milestone 3" means the date on which one of the following conditions has been satisfied:

         (A) On or before March 31, 2006, (i) the Disinterested Physicians meet and use the Clot Retrieving Device in a vascular bench model and the Disinterested Physicians unanimously agree that such Clot Retrieving Device is superior to the Comparative Devices and (ii) the Disinterested Physicians test such Clot Retrieving Device in an animal model and unanimously agree that such Clot Retrieving Device is superior to the Comparative Devices; or

         (B) The Disinterested Physicians (i) on or before March 31, 2006, determine that the Clot Retrieving Device would be superior to the Comparative Devices with commercially reasonable and technically feasible additional development, (ii) on or before June 30, 2006, retest such Clot Retrieving Device in the same vascular bench and animal models and (iii) on or before June 30, 2006, unanimously determine that such Clot Retrieving Device is superior to the Comparative Devices.

                  For purposes of clause (A) and (B) above, the Clot Retrieving Device shall be "superior" to the Comparative Device if it is determined to be equal to the Comparative Device in all, and better than the Comparative Device in one, of the following categories: ease of use, safety and efficacy.

         Milestone 3 Earn-out Payments. Section 5.04 of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 5.04. Milestone 3 Earn-out Payments.

         (b) As additional consideration to the Earn-out Recipients, upon the later to occur of (i) the achievement of Milestone 3 or
                  (ii) the Effective Time, provided that Milestone 3 has been achieved, Parent shall pay or cause to be paid to each Earn-out Recipient as soon as practicable thereafter, either
                  (x) a number of shares of Parent Common Stock having a value (based on the Average Parent Stock Price prior to the date of payment) equal to the number of shares of Common Stock purchased by Parent or Purchaser from such Earn-out Recipient pursuant to the Option or the Offer or converted into the right to receive Consideration pursuant to Section 4.04 multiplied by $0.50 or (y) an amount of cash equal to the number of shares of Common Stock purchased by Parent or Purchaser from such Earn-out Recipient pursuant to the Option or the Offer or converted into the right to receive Consideration pursuant to Section 4.04 multiplied by $0.50 (such payments calculated pursuant to either clause (x) or (y), the "Milestone 3 Earn-out Payment"). Parent shall have the right to determine whether the Milestone 3 Earn-out Payment takes the form provided for in (x) or (y), but shall provide the same form of compensation to all Earn-out Recipients. Notwithstanding the foregoing, to the extent the achievement of Milestone 3 occurs before Parent has exercised an Option, upon exercise of an Option, the Cash Consideration or Exchange Ratio, as applicable, shall include the amount of the Milestone 3 Earn-out Payment owing pursuant to this
                  Section 5.04.

         (c) For each of the tests referred to in Milestone 3, all of the devices that are being tested in such test shall be tested by each Disinterested Physician in the same test fixtures/models during the same testing session. The Company and Parent shall agree on which models will be used on or before July 1, 2005, and the Company shall be granted reasonable access to those models for the purpose of preparing its devices for satisfaction of Milestone 3. The Company and Parent also agree as follows:

                  (i) On or before June 15, 2005, Parent and either the Company, if the Disinterested Physicians are selected prior to the exercise of an Option, or the Former Stockholders Committee, if the Disinterested Physicians are selected after the exercise of an Option, shall by mutual agreement select the Disinterested Physicians. If Parent and either the Company or the Former Stockholders Committee, as the case may be, are unable to agree on the Disinterested Physicians by June 15, 2005, Parent shall appoint one of the Disinterested Physicians, the Company or the Former Stockholders Committee, as the case may be, shall appoint another of the Disinterested Physicians and such Disinterested Physicians designated by Parent and the Company or the Former Stockholders Committee, as the case may be, shall select by mutual agreement, within 10 business days of their selection, the third Disinterested Physician who is not affiliated with either the Company or Parent, including as a medical director, consultant or employee.

                  (ii) On or before July 15, 2005, Parent and the Company or the Former Stockholders Committee, as the case may be, shall agree on the method of testing to be used, the fixtures and models to be used in the testing, the Comparative Devices to be used in the testing and the location of testing (such determinations, the "Testing Parameters"); provided, that the test of the Clot Retrieving Device in the animal model shall be performed at the Barrow Neurological Institute in Phoenix, Arizona or another location mutually acceptable to Parent and the Company or the Former Stockholders Committee, as the case may be, and the test of the Clot Retrieving Device in the vascular bench model shall be performed at a neutral third party facility. If Parent and the Company or the Former Stockholders Committee, as the case may be, are unable to agree on the Testing Parameters by July 15, 2005, then the Disinterested Physicians shall select, by majority vote, on or before September 1, 2005, between each item of the Testing Parameters proposed by Parent and each item of the Testing Parameters proposed by the Company or the Former Stockholders Committee, as the case may be. When Parent and the Company (or the Former Stockholders Committee) or the Disinterested Physicians, as the case may be, determine the models to be used in the testing, the same models shall be made available to the Company, the Former Stockholders Committee (if applicable) and Parent for testing at reasonable times and locations. After coordinating with the Disinterested Physicians and upon not fewer than 60 days advance notice, the Company or the Former Stockholders Committee, as the case may be, shall notify Parent of the date, time, place, and parameters of any scheduled test.

                  (iii) Immediately following each test, each of the Disinterested Physicians shall prepare a report summarizing the test, stating such Disinterested Physician's opinion as to the superiority of the Clot Retrieving Device over the Comparative Devices in each of the following categories: ease of use, safety and efficacy, and, if necessary, identifying in such Disinterested Physician's independent opinion any commercially reasonable and technically feasible additional developments to the Clot Retrieving Device that would render the Clot Retrieving Device superior to the Comparative Devices. The Company or the Former Stockholders Committee, as the case may be, may schedule any number of tests and retests on or before March 31, 2006 and any number of retests on or before June 30, 2006.

                  (iv) The costs and expenses of the Disinterested Physicians shall be borne equally by Parent and the Company; provided that Parent shall not be obligated to contribute any monies for more than an aggregate of five tests and retests.

         Entire Agreement. Except as expressly amended by this Agreement, the Transaction Agreement shall continue in full force and effect.

         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Public Announcements. The initial press release or releases relating to this Agreement shall have been agreed to by each of Parent and the Company. Thereafter, (a) unless otherwise required by Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement without the prior written consent of Parent and (b) unless otherwise required by Law or the requirements of the NYSE, Parent shall not issue any press release or otherwise make any public statements with respect to this Agreement without the prior written consent of the Company.

         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that this Agreement be consummated as originally contemplated to the fullest extent possible.

         Further Assurances. Each Party shall execute such additional documents and take such further actions as may reasonably be requested by any other Party to carry out the purposes of this Agreement or to more fully vest in the requesting Party the rights intended to be conferred by this Agreement.

         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Wilmington, Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

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         IN WITNESS WHEREOF, Linder has executed this Agreement as of the date first written above and the other Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                                 BOSTON SCIENTIFIC CORPORATION


                                                 By /s/ Lawrence C. Best
                                                 -------------------------------
                                                 Name:  Lawrence C. Best
                                                 Title: Chief Financial Officer


                                                 NEMO I ACQUISITION, INC.


                                                 By /s/ Lawrence C. Best
                                                 -------------------------------
                                                 Name:  Lawrence C. Best
                                                 Title: Chief Financial Officer


                                                 RUBICON MEDICAL CORPORATION


                                                 By /s/ Richard J. Linder
                                                 -------------------------------
                                                 Name: Richard J. Linder
                                                 Title: President/CEO


                                                  /s/ Richard J. Linder
                                                 -------------------------------
                                                 Richard J. Linder